SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. )(1)


                            Asyst Technologies, Inc.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    04648X107
                                 (CUSIP Number)

                                  June 13, 2005
                              ---------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 12 Pages)

-----------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 04648X107        13G        Page     2      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   3,288,082
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      3,288,082
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,288,082
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 04648X107        13G        Page     3      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   3,288,082
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      3,288,082
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,288,082
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 04648X107        13G        Page     4      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   3,288,082
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      3,288,082
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,288,082
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 04648X107        13G        Page     5      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   645,212
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      645,212
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             645,212
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 04648X107        13G        Page     6      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   645,212
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      645,212
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             645,212
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 04648X107        13G        Page     7      of      12    Pages
          ---------                        ---------      ---------
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
          NUMBER OF
            SHARES                    0
         BENEFICIALLY     ------------------------------------------------------
           OWNED BY           6       SHARED VOTING POWER
             EACH
          REPORTING                   2,642,870
            PERSON        ------------------------------------------------------
             WITH             7       SOLE DISPOSITIVE POWER

                                      0
                          ------------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                      2,642,870
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,642,870
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 04648X107        13G        Page     8      of      12    Pages
          ---------                        ---------      ---------
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                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Asyst Technologies, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  48761 Kato Road
                  Fremont, California 94538

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For each Reporting Person other than Raj Rajaratnam and Galleon Captains Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(E).  CUSIP NUMBER:

                  04648X107

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CUSIP NO. 04648X107        13G        Page     9      of      12    Pages
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
         L.L.C.:

         (a) Amount Beneficially Owned:

                           3,288,082 shares of Common Stock

         (b) Percent of Class:

                           6.9% (Based upon 47,583,079 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 25, 2004)

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  3,288,082

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 3,288,082

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                           645,212 shares of Common Stock

         (b) Percent of Class:

                           1.4% (Based upon 47,583,079 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 25, 2004)

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  645,212

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 645,212

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CUSIP NO. 04648X107        13G        Page    10     of      12    Pages
          ---------                        --------      ---------
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         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                           645,212 shares of Common Stock

         (b) Percent of Class:

                           1.4% (Based upon 47,583,079 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 25, 2004)

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  645,212

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 645,212

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           2,642,870 shares of Common Stock

         (b) Percent of Class:

                           5.6% (Based upon 47,583,079 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 25, 2004)

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  2,642,870

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 2,642,870

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CUSIP NO. 04648X107        13G        Page    11     of      12    Pages
          ---------                        --------      ---------
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Pursuant to the partnership agreement of Galleon Captains Partners, L.P.,
Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P. and Galleon Captains Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 04648X107        13G        Page    12     of      12    Pages
          ---------                        --------      ---------
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       /s/ Raj Rajaratnam
                       ------------------
                       Raj Rajaratnam, for HIMSELF;
                       For GALLEON MANAGEMENT, L.P., as the Managing Member
                          of its General Partner, Galleon Management, L.L.C.;
                       For GALLEON MANAGEMENT, L.L.C., as its Managing Member; For GALLEON ADVISORS, L.L.C., as its Managing Member; For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors,
                          L.L.C.;
                       For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated:  June 14, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                       /s/ Raj Rajaratnam
                       ------------------
                       Raj Rajaratnam, for HIMSELF;
                       For GALLEON MANAGEMENT, L.P., as the Managing Member of
                          its General Partner, Galleon Management, L.L.C.;
                       For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                       For GALLEON ADVISORS, L.L.C., as its Managing Member; For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors,
                          L.L.C.;
                       For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated:  June 14, 2005